Exhibit 5.1

September 12, 2014

Brookdale Senior Living Inc.

111 Westwood Place, Suite 200

Brentwood, Tennessee 37027

Re        Brookdale Senior Living Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Brookdale Senior Living Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 8,955,223 shares (the “Firm Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), and up to an additional 1,343,283 shares of Common Stock (the “Option Shares”) at the option of the Underwriters (as defined below), pursuant to the underwriting agreement, dated September 8, 2014 (the “Underwriting Agreement”), by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives for the several underwriters named therein (the “Underwriters”). The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the registration statement on Form S-3ASR (File No. 333-196586) of the Company relating to Common Stock and other securities of the Company filed on June 6, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”); (ii) the prospectus, dated June 6, 2014, which forms a part of and is included in the Registration Statement; (iii) the preliminary prospectus supplement, dated September 8, 2014, relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (iv) the final prospectus supplement, dated September 8, 2014, relating to the offering of the Securities in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (v) an executed copy of the Underwriting Agreement, (vi) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (vii) a copy of the Amended and Restated Bylaws of the Company, as amended and in effect as of the date hereof; (viii) a copy of certain resolutions of the Board of Directors of the Company, adopted on September 7, 2014, and certain resolutions of the Pricing Committee thereof, adopted on September 8, 2014, relating to the issuance of the Securities and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated herein.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company, and when the Securities are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP